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                                                                    EXHIBIT 99.1

[TOUSA LOGO]

                 TECHNICAL OLYMPIC USA REPORTS OPERATIONAL DATA
              FOR SECOND QUARTER ENDED JUNE 30, 2003 AND REAFFIRMS
                           PREVIOUS EARNINGS GUIDANCE


For Immediate Release: July 23, 2003

HOLLYWOOD, Fla., July 23, 2003 PRNewswire-FirstCall/ -- Technical Olympic USA, Inc. (NASDAQ: TOUS - NEWS), is reporting certain operational data for the quarter ended June 30, 2003.


                                              THREE MONTHS ENDED
                                                   JUNE 30,
                                      -------------------------------
                                           2002            2003
                                      ---------------- --------------
Active communities                                127            181

New sales contracts                             1,298          1,753

Homes delivered                                 1,315          1,539

Backlog:

     Units                                      2,394          3,040

     Sales value                             $666,082       $820,661


OUTLOOK FOR 2003 AND 2004

"As previously reported, we expect 2003 to be essentially flat as we continue to ramp up our communities," stated Antonio B. Mon, President and Chief Executive Officer of the Company. "As a result, we are reaffirming our estimated 2003 earnings per share in the range of $2.75 to $2.90 (assuming 28.2 million diluted shares). We also expect the planned opening of new communities to generate increased sales and higher backlog during the second half of the year that will translate into higher deliveries next year. Therefore, we are also reaffirming our earnings per share estimate for 2004 to be in the range of $4.00 to $4.60 (assuming 28.5 million diluted shares). This target for 2004 is based on current estimates of future home deliveries, average selling prices, and the opening of new communities. We understand that these targets are subject to economic fluctuations in the current environment."

Technical Olympic USA, Inc. ("TOUSA") is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as "first-time" homebuyers, "move-up" homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home ("empty-nesters"). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.
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     This press release contains forward-looking statements, including statements regarding (1) continuing increases in the number of communities in which the Company is marketing and the impact on the Company's financial results and (2) financial guidance regarding the Company's results of operations in 2003 and 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding the Company's future community count, backlog and its financial guidance for 2003 and 2004, these factors include (1) economic or other business conditions that affect the desire or ability of the Company's customers to purchase new homes in markets in which it conducts business, (2) the Company's ability to identify and acquire additional homebuilding opportunities at anticipated prices, (3) the Company's ability to successfully integrate and to realize the expected benefits of recent acquisitions, (4) the Company's ability to access sufficient capital to finance its growth, (5) an increase in the cost of, or shortages in the availability of, skilled labor or construction materials, (6) an increase in interest rates, (7) decline in the demand for, or the prices of, housing, (8) the Company's ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames, (9) a decline in the value of the land and home inventories that the Company maintains, (10) the Company's ability to compete in its existing and future markets, and (11) an increase or change in governmental regulations. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 12, 2003.